   Exhibit 10.1

APRIA HEALTHCARE GROUP INC.
2007 EXECUTIVE BONUS PLAN

This document sets forth the terms of the 2007 Executive Bonus Plan (the “Plan”) of Apria Healthcare Group Inc. (the “Company”).

Operation of the Plan

Potential Bonus.   The Company’s Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer, as well as the Company’s Executive Vice Presidents and the Senior Vice Presidents designated by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as participating in the Plan, may be eligible to receive a bonus under the Plan (the “bonus opportunity”). The target bonus opportunity for any such participant under the Plan is equal to 100% of the participant’s annualized rate of base salary as in effect on January 1, 2007 (the participant’s “2007 rate of base salary”), and the maximum bonus opportunity for any such participant under the Plan is equal to 150% of the participant’s 2007 rate of base salary.

Components of Potential Bonus and their Relative Weights.   The portion of a participant’s bonus opportunity that is actually paid out will depend upon the actual level of the Company’s [confidential financial performance measures omitted] (each, a “performance measure”) for calendar 2007 compared to the target level of such performance measures for 2007 (as set forth below). For purposes of the Plan, all of such performance measures will be determined on a consolidated basis in accordance with generally accepted accounting principles as applied in the Company’s financial reporting, and each performance measure will be “weighted” equally.

For each performance measure, there is a minimum performance goal that must be achieved (a “threshold”) in order for a bonus to be payable with respect to that performance measure, a target performance goal (a “target”) that must be achieved for the bonus to be paid at the target level with respect to that performance measure, and a maximum performance goal (a “maximum”) that must be achieved for the bonus to be paid at the maximum level with respect to that performance measure. If the Company does not meet the threshold level for a particular performance measure, no bonus will be payable with respect to that performance measure. If the Company meets the target level for a particular measure, then 100% of the one-third portion of the participant’s bonus opportunity that is payable with respect to that performance measure will be payable, subject to the other terms and conditions of the Plan. If the Company meets or exceeds the maximum level for a particular measure, then 150% of the one-third portion of the participant’s bonus opportunity that is payable with respect to that performance measure will be payable, subject to the other terms and conditions of the Plan.

If the Company meets or exceeds the threshold level for a particular performance measure but does not meet the target or maximum level for that measure, then the portion of the bonus opportunity that will be payable with respect to that performance measure will be determined by linear interpolation with (i) 50% of the portion of the bonus opportunity payable with respect to the performance measure for achievement at the threshold level, (ii) 100% of the portion of the bonus opportunity payable with respect to the performance measure for achievement at the target level and (iii) 150% of the portion of the bonus opportunity payable with respect to the performance measure for achievement at the maximum level. The threshold, target and maximum levels for each performance measure are set forth in the following chart:

Threshold, Target and Maximum Levels for Performance Measures
[confidential financial performance measures omitted]
Threshold Level	*	*	*
Target Level	*	*	*
Maximum Level	*	*	*

Payment Terms

Award Payment and Timing.   As soon as administratively practicable after the Company’s audited financial statements for 2007 have been prepared, the Committee will determine whether and the extent to which bonuses are payable pursuant to the Plan. No payment shall be made with respect to the Plan unless and until the Committee has certified, by resolution or other appropriate action in writing, that the amount of any such bonus has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the applicable performance condition(s) were, in fact, satisfied at the applicable level(s). To the extent a participant is entitled to a bonus under the Plan, such bonus shall be paid promptly following such determination by the Committee and, to the extent required to satisfy Section 409A of the Internal Revenue Code, in no event later than March 15, 2008.

*  Performance measure omitted.

Payment shall be made in cash; provided, however, that as to a participant who, at the time the Committee makes its bonus determination as to that participant, is subject to but is not then in compliance with the applicable target level of Company stock ownership required pursuant to the Company’s Stock Ownership Requirements for Senior Executive Officers (the “Requirements”), the Committee shall pay up to one-half of the participant’s bonus in Company common stock (with the balance paid in cash). In the event of any stock payment and subject to adjustment pursuant to Section 7.1 of the Plan (adjustments for stock splits and similar changes in capitalization), the number of shares to be delivered to the participant shall equal (1) the portion (expressed as a cash amount) of the participant’s bonus to be paid in the form of Company common stock, divided by (2) the fair market value (as such term is defined in the Plan) of a share of Company common stock on the date such bonus determination is made by the Committee, and rounded down to the nearest whole share (with any fractional share amount to be settled in cash). Any such shares so delivered (or such lesser portion of such shares as is required to bring the participant into compliance with the applicable target level of Company stock ownership required pursuant to the Requirements) shall be retained by the participant to satisfy the Requirements for so long as the participant is subject to the Requirements.

Other Rules

Termination of Employment Rules.   Except as provided below, a participant must be employed by the Company or one of its affiliates or subsidiaries on the date that bonus payments are actually made under the Plan in order to be eligible to receive a bonus under the Plan (subject to the achievement of the applicable performance measures), and a participant will have no right to a Plan bonus (or any partial bonus) if the participant’s employment terminates or is terminated (regardless of the reason, whether with or without cause) prior to the time that bonuses are paid under the Plan.

If a participant’s employment with the Company or one of its affiliates is terminated after June 30, 2007 but prior to December 31, 2007 by the Company or the affiliate that employs the participant other than for Cause (as defined below) and other than on account of the participant’s death or Disability (as defined below), the participant will be entitled to a bonus under the Plan equal to (1) the bonus the participant would have received under the Plan had the participant remained employed with the Company or one of its affiliates through the time that bonuses are actually paid under the Plan, multiplied by (2) a fraction, the numerator of which is the number of calendar days in 2007 that occurred prior to the termination of the participant’s employment and the denominator of which is 365. Payment of the bonus will be made at the same time as the payment of Plan bonuses generally.

For purposes of the Plan, “Cause” and “Disability” shall have the respective meanings assigned to such terms in the participant’s Executive Severance Agreement or Employment Agreement.

Change in Control Event.   Notwithstanding anything to the contrary in the Plan, in the event a Change in Control Event (as defined in the Company’s 2003 Performance Incentive Plan) occurs in 2007, the Plan will immediately terminate upon the event, and a participant who is employed by the Company or one of its affiliates immediately prior to such event will be entitled to a bonus under the Plan equal to (1) the participant’s target bonus opportunity, multiplied by (2) a fraction, the numerator of which is the number of calendar days in 2007 that occurred prior to the Change in Control Event and the denominator of which is 365. In such event, Plan bonuses will be paid entirely in cash on the effective date of the Change in Control Event.

No Assignment.   The rights, if any, of a participant or any other person to any payment or other benefits under the Plan may not be assigned, transferred, pledged, or encumbered except by will or the laws of descent or distribution.

Taxation.   Bonus payments will be taxed as ordinary income (wages) in the year of payment. All payments will be subject to required income, employment and other tax withholdings and any other authorized deductions. Without limiting the generality of the preceding sentence, in the event any bonus is paid in a combination of cash and Company common stock, the Company may reduce the amount of cash otherwise payable by the amount of such tax withholdings and any other authorized deductions on the total amount otherwise payable (including the portion to be paid in Company common stock).

Amendment.    The Committee reserves the right to amend and/or terminate the Plan at any time and in any manner, with or without notice; provided, however, that the consent of a participant will be required to the extent such amendment or termination materially and adversely affects the participant’s rights under the Plan. Adjustments pursuant to the “Adjustment” section below shall not require participant consent. No amendment shall be binding upon the Company unless approved by the Committee and set forth in writing.

No Fiduciary Relationship.   Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed as creating a trust or any kind of fiduciary relationship between the Company and any of its affiliates on one hand, and any participant or any other person on the other hand.

No Right to Bonus or Continued Employment.   Nothing contained in the Plan or any related document constitutes an employment or service commitment by the Company (or any affiliate), affects an employee’s status as an employee at will who is subject to termination without cause, confers upon any participant any right to remain employed by or in service to the Company (or any affiliate), or interferes in any way with the right of the Company (or any affiliate) to terminate a participant’s employment or to change the participant’s compensation or other terms of employment at any time. The Plan does not constitute a contract and does not confer upon any person any right to receive a bonus or any other payment or benefit. There is no commitment or obligation on the part of the Company (or any affiliate) to continue any bonus plan (similar to the Plan or otherwise) in any future fiscal year.

Administration.    The Committee shall administer the Plan, select participants for the Plan, determine the applicable performance measures, relative weights of those measures, specific performance goals, and bonus opportunities, determine performance and the extent to which any applicable goals have been satisfied, determine whether any bonus is actually payable under the Plan and, subject to the express limitations of the Plan, the amount of each bonus, and determine the time or times at which and the form and manner in which bonuses will be paid. The Committee shall have the authority to construe and interpret the Plan and any agreement or other document relating to the Plan. All actions taken and all interpretations and determinations made by the Company in respect of the Plan shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law. Bonuses under the Plan are granted pursuant to Section 5.2 of the Company’s 2003 Performance Incentive Plan (the “Stock Plan”) and are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The Plan will be construed in accordance with the applicable provisions of the Stock Plan and Section 162(m) and any applicable regulations thereunder.

Agreements Regarding   Noncompetition and Nonsolicitation. Notwithstanding anything else contained herein to the contrary, the right of any current or former participant in the Plan to a bonus or with respect to any bonus that is payable or has, at the relevant time, previously been paid pursuant to the Plan to the participant is subject to the terms and conditions of the participant’s “Noncompetition and Nonsolicitation Agreement” with the Company (or any similar or successor agreement, as applicable), including any such agreement that may be entered into after the effective date of the Plan (the participant’s “Noncompetition and Nonsolicitation Agreement”). The Plan is one of the participant’s Incentive Compensation Plans as defined in such Noncompetition and Nonsolicitation Agreement. By accepting any bonus payment made pursuant to the Plan, the participant affirms his or her representations, covenants and agreements set forth in his or her Noncompetition and Nonsolicitation Agreement and agrees that his or her rights with respect to such payment are and shall continue thereafter to be subject to such Noncompetition and Nonsolicitation Agreement.

Adjustments.    The Committee shall, to the extent it determines appropriate in order to preserve the intended incentives, adjust the performance thresholds, targets and maximum levels to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were established, including without limitation the effects of any unbudgeted changes in government reimbursement rates. Notwithstanding the foregoing, the Committee will not make any change or adjustment under the Plan to the extent it would cause Plan bonuses to cease to qualify as “performance-based compensation” within the meaning of Section 162(m). No adjustments may be made on or following the occurrence of a Change in Control Event, except by the Committee as constituted immediately prior to such Change in Control Event within a reasonable period of time following the occurrence of such Change in Control Event.